Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited second quarter 2026 results furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

●	Statistics for July 2026 are preliminary but are not expected to differ materially from actual results.
●	July 2026 and July 2025 each include 22.0 workdays.
●	The third quarters of 2026 and 2025 each include 64.0 workdays.

Asset-Based Operating Segment

Average price increase on contract renewals negotiated during the second quarter of 2026: +5.8%

Year-over-Year Business Trends	April 2026	May 2026	June 2026	July 2026

Billed Revenue(1) / Day	+10.9%	+9.2%	+7.9%	+7%
Tonnage / Day	+6.1%	+4.6%	+4.1%	+8%
Shipments / Day	-0.6%	-3.9%	-3.9%	-3%
Billed Revenue(1) / Shipment	+11.6%	+13.7%	+12.3%	+10%
Billed Revenue(1) / CWT	+4.6%	+4.4%	+3.6%	-1%
Weight / Shipment	+6.7%	+8.8%	+8.4%	+11%

1)	Revenue associated with undelivered freight is deferred for financial reporting purposes in accordance with the Asset-Based segment’s revenue recognition policy. Billed revenue has not been adjusted to exclude amounts deferred under that policy.

In July, Asset-Based daily tonnage increased 8% year-over-year, driven by an 11% increase in weight per shipment and partially offset by a 3% decrease in shipments per day. The higher weight per shipment continues to reflect changes in freight profile.

Billed revenue per shipment increased 10% year-over-year, primarily reflecting the heavier freight profile, partially offset by a 1% decrease in billed revenue per hundredweight. Excluding fuel surcharge, revenue per hundredweight declined in the low single digits, primarily due to changes in freight profile.

Compared with June, shipments per day in July were relatively unchanged, while weight per shipment and tonnage per day each declined by 1%. Billed revenue per shipment declined approximately 4%, primarily reflecting a 3% decrease in billed revenue per hundredweight, driven by lower fuel surcharge revenue.

From 2016 through 2025, ABF’s non-GAAP operating ratio generally remained consistent from the second quarter to the third quarter. This trend excludes 2020, which was significantly affected by the COVID-19 pandemic, and 2023, which was significantly affected by the bankruptcy of a major LTL competitor. This analysis is based on non-GAAP operating ratio and excludes the items identified in the Company's historical non-GAAP reconciliations included in previously furnished earnings releases.

Based on current trends, the Company expects ABF’s non-GAAP operating ratio for the third quarter of 2026 to be generally consistent with its non-GAAP operating ratio for the second quarter of 2026. This outlook reflects the anticipated impact of lower fuel surcharge revenue, partially offset by expected cost savings from the Company’s recently announced restructuring actions. The Company does not currently expect a significant difference between GAAP and non-GAAP operating ratios for the third quarter of 2026.

Asset-Light Operating Segment

Business Trends	April 2026	May 2026	June 2026	July 2026

Revenue / Day (Year-over-Year)	+24.4%	+31.6%	+29.1%	+28%
Shipments / Day (Year-over-Year)	+15.8%	+14.4%	+13.7%	+7%
Revenue / Shipment (Year-over-Year)	+7.4%	+15.0%	+13.6%	+19%
Purchased Transportation Expense as a % of Revenue	86.2%	86.6%	86.5%	86%

In July, Asset-Light daily revenue increased approximately 28% year over year, driven by a 19% increase in revenue per shipment and a 7% increase in shipments per day. Higher revenue per shipment reflects a stronger pricing environment, including the effects of higher fuel surcharge revenue and tightening truckload market capacity. Shipment growth was led by the Managed Solutions business.

Compared with June, Asset-Light daily revenue declined approximately 2%, driven by a 2% decrease in revenue per shipment, while shipments per day were relatively unchanged.

For the third quarter 2026, the Company expects Asset-Light GAAP operating income of $4 million to $6 million. Excluding approximately $2 million of purchase accounting amortization, the Company expects Asset-Light non-GAAP operating income of $6 million to $8 million. This outlook reflects continued yield discipline, ongoing productivity improvements across the business, and anticipated cost savings from the Company’s recently announced restructuring actions.

Additional Detailed Information

Projected 2026 Consolidated Capital Expenditures

●	Capital Expenditures, net of sales proceeds and including financed equipment: $140 million to $160 million
o	Includes net revenue equipment purchases (primarily for Asset-Based) of $75 million to $80 million, of which approximately $75 million will be financed through promissory note arrangements
o	Includes net real estate expenditures of $25 million to $35 million
o	The remaining amount of capital expenditures includes items related to technology and miscellaneous dock equipment upgrades and enhancements.
●	Depreciation and amortization costs on property, plant and equipment: approximately $175 million
●	Intangible asset amortization, primarily reflecting purchase accounting amortization related to the MoLo acquisition: $9 million

Share Repurchase Program

Based on repurchases settled through July 24, 2026, $96.5 million remained available for future repurchases of the Company’s common stock under the current share repurchase authorization.

Tax Rate

ArcBest’s second quarter 2026 effective GAAP tax rate for continuing operations was a benefit of 34.0%. The “Effective Tax Rate Reconciliation” table of ArcBest’s second quarter 2026 earnings press release in Exhibit 99.1 provides the reconciliation of GAAP to non-GAAP effective tax rates. The effective non-GAAP tax rate for second quarter 2026 was 24.7%. Under the current tax laws, we expect our third quarter and full year 2026 non-GAAP tax rate to be in a range of 25.5% to 26.5%. The effective tax rate may be impacted by discrete items that could occur throughout the year.

Asset-Based Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2024 through 2027, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels, which are subject to change, the estimate of one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit approximates $6.5 million - $7.0 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion to the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided. If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
91.1 to 93.0	1%
89.1 to 91.0	2%
87.1 to 89.0	3%
87.0 or below	4%

“Other and eliminations” within Operating Income (Loss) on the Operating Segment Data and Operating Ratios statement

●	Includes innovative technology costs related to our human-centered remote and automated operations, which are typically disclosed as a non-GAAP reconciling item.
●	Includes charges related to the restructuring plan announced on July 16, 2026, which are disclosed as a non-GAAP reconciling item.
●	It also includes certain overhead costs not attributable to other operating segments, including legal, investor relations, and other strategic expenses and investments.
●	Projected amounts for third quarter and full year 2026 and actual amounts for third quarter and full year 2025 are included below.

	Three Months Ended		Year Ended
	September 30		December 31
	2026	2025	2026	2025

	(in millions)
Innovative technology costs, pre-tax	$7	$8	$28	$29
Restructuring charges, pre-tax	3	—	4	—
Other costs, pre-tax	6	6	24	32
Total other and eliminations	$16	$14	$56	$61

Other Income (Costs) on the Consolidated Statements of Operations

●	Other income and costs include separate lines for interest income and interest expense.
●	The “Other, net” line primarily includes changes in cash surrender value of life insurance and expenses associated with non-operating properties.
o	The changes in cash surrender value of life insurance are typically disclosed as non-GAAP reconciling items. Changes in cash surrender value of life insurance are dependent upon market returns of underlying investments which cannot be reasonably estimated; therefore, ArcBest does not provide forward-looking guidance for “Other, net” on a GAAP basis.
●	Projected amounts for third quarter and full year 2026 and actual amounts for third quarter and full year 2025 are included below.

	Three Months Ended		Year Ended
	September 30		December 31
	2026	2025	2026	2025

	(in millions)
Interest and dividend income	$2	$1	$5	$5
Interest and other related financing costs	$(3)	$(3)	$(14)	$(12)
Other, net, excluding non-GAAP reconciling items	$(1)	$(2)	$(2)	$(3)

Restructuring Plan Cost Savings

●	On July 16, 2026, the Company announced a restructuring plan designed to realign its operating structure, reduce costs, simplify its go-to-market brand architecture, and better position the Company for long-term growth and profitability.
●	The plan is expected to generate approximately $40 million of annualized run-rate cost savings, as detailed below.
●	Innovative technology costs relate to our human-centered remote and automated operations, which are typically disclosed as a non-GAAP reconciling item.
●	The Company realized approximately $2 million of cost savings during the second quarter of 2026 and expects to realize approximately $6 million during the third quarter of 2026. Quarterly cost savings are expected to reach approximately $10 million by the first quarter of 2027, representing the full annualized run-rate savings.
●	The $40 million of annualized run-rate cost savings are expected to be cash savings. These savings support, but are not incremental to, the Company's previously communicated 2028 Investor Day financial targets.

Cost Savings, pre-tax
(in millions)
Asset-Based	$30
Asset-Light	8
Innovative technology costs	2
Total	$40

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding (i) our expectations about our intrinsic value or our prospects for growth and value creation and (ii) our financial outlook, position, strategies, goals, and expectations. Terms such as “anticipate,” “believe,” “could,” “designed,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “likely,” “may,” “plan,” “predict,” “project,” “scheduled,” “seek,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct and caution the reader not to place undue reliance on our forward-looking statements. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: data breaches, cybersecurity incidents, and/or interruptions or failures of our information systems that we depend on, including software programs and applications provided by third parties; untimely or ineffective development and implementation of, or failure to realize the potential benefits associated with, new or enhanced technology or processes; the loss or reduction of business from multiple large customers or an overall reduction in our customer base; the timing and performance of growth initiatives and the ability to manage our cost structure; the cost, integration, and performance of future acquisitions and the inability to realize the anticipated benefits of the acquisition; unsolicited takeover proposals, proxy contests, and other proposals or actions by activist investors; maintaining our corporate reputation and intellectual property rights; failure to achieve market acceptance or generate adequate returns through our Vaux® technologies; establishing and maintaining adequate internal controls over financial reporting; disruptions in domestic or global manufacturing activity, supply chains, and related changes in spending, resulting in material reductions in freight volumes; competitive initiatives and pricing pressures; increased prices for and decreased availability of equipment, including new revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and upskill employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner-operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; the effects, costs and potential liabilities related to changes in and compliance with, or violation of, existing or future governmental laws and regulations, including, but not limited to, environmental laws and regulations, such as emissions-control regulations and fuel efficiency regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; our ability to generate sufficient cash from operations to support significant ongoing capital expenditure requirements and other business initiatives; self-insurance claims, insurance premium costs, and loss of our ability to self-insure; potential impairment of long-lived assets and goodwill and intangible assets; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us, including, but not limited to, the occurrence of natural disasters, public health crises, geopolitical conflicts, acts of terrorism or war, cybersecurity incidents, or trade restrictions; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; seasonal fluctuations, adverse weather conditions, natural disasters, and climate change; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from those expressed in these forward-looking statements, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.